Exhibit (j)


                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------



We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 139 to the registration statement on Form N-1A ("Registration Statement") of our reports dated February 21, 2003 to the financial statements and financial highlights which appear in the December 31, 2002 Annual Report to Shareholders of Scudder S&P 500 Index Fund (constituting part of the Investment Trust), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Independent Accountants and Reports to Shareholders" and "Financial Highlights" in such Registration Statement.




/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
April 25, 2003